FOR IMMEDIATE RELEASE

80 East Rio Salado Pkwy, Suite 610
Tempe, AZ 85281
PH: 480.333.3700

MedAire Achieves Mark of Distinction during
ISO 9001:2000 Re-Certification Process

TEMPE, Ariz. (July 26, 2006) – MedAire, Inc. (ASX Code: MDE) has renewed its ISO 9001:2000 certification after the company successfully passed its bi-annual ISO audit, conducted by New Zealand-based International Certifications, Ltd.

The most recent audit was the seventh successive audit in which findings returned no corrective actions. The perfect marks have earned the company a Certificate of Excellence Award from the auditing firm — making MedAire one of only two companies to ever receive and maintain such an award for four consecutive years.

“MedAire has always strived to put the needs of our clients first,” said James A. Williams, Chief Executive Officer. “Maintaining our ISO certification is a vital way to ensure our clients receive the highest standards in terms of care and service.”

ISO 9001:2000 is a set of universal standards for a quality assurance system that is recognized around the world. Currently 156 countries have adopted the ISO network of national standards. MedAire is audited every six months for continued compliance and must pass a recertification audit every three years.

About MedAire, Inc.

Established in 1985, MedAire offers fully integrated health and medical solutions including remote emergency assistance services, evacuations, education programs, and specialized equipment such as medical kits and automated external defibrillators.

MedAire provides services to commercial airlines throughout the world, corporate flight departments, yacht owners and maritime operators. MedAire, listed under MDE on the Australian Stock Exchange, can be found at www.medaire.com.

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MedAire Contact:
Jill Drake, Phone: +1.480.333.3700, Email: jdrake@medaire.com.

Statements contained in this press release that are not historical facts are forward looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this press release include, but are not limited to unanticipated trends in the markets served by the Company, changes in health care, telemedicine or insurance regulations, international and domestic economic, competitive and security conditions, governmental regulation and associated legal costs, the Company’s ability to stay abreast of technology demands, and such other factors as are described in the Company’s filings with the U.S. Securities and Exchange Commission.